UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    November 3, 2008

DUANE READE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
001-13843	05-0599589
(Commission File Number)	(I.R.S. Employer Identification No.)

440 NINTH AVENUE NEW YORK, NY	10001
(Address of principal executive offices)	(Zip Code)

(212) 273-5700
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 3, 2008, Ms. Michelle D. Bergman informed the registrant that she would be resigning from her position as Senior Vice President and General Counsel of the registrant, effective November 14, 2008. Under the terms of Ms. Bergman’s letter of resignation:

•

the registrant will be providing Ms. Bergman with severance equal to $375,000 (Ms. Bergman’s base salary during the 2008 fiscal year), payable in bi-weekly installments during the one-year period following the termination of her employment;

•

the registrant will pay Ms. Bergman a pro rata bonus for the 2008 fiscal year equal to the product of (i)(A) Ms. Bergman’s current base salary multiplied by (B) the bonus percentage used to calculate the 2008 bonuses of the other senior vice presidents of the registrant, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in 2008 through November 3, 2008, and the denominator of which is 366, payable on the date bonuses are paid to the other senior vice-presidents of the registrant;

•

already-vested options to purchase 3,225 shares of the registrant’s common stock that were granted to Ms. Bergman in 2006 will remain exercisable until December 31, 2009, and unvested options to purchase a further 3,225 shares of the registrant’s common stock that were granted in 2006 will vest and be exercisable until December 31, 2009; all other options granted to Ms. Bergman will be treated in the manner specified in her employment letter; and

•	Ms. Bergman agreed to a general release of claims against the registrant.

Ms. Bergman will continue to be bound by certain obligations in her existing agreements, including, without limitation, non-competition, non-solicitation, non-hiring and non-disclosure provisions.

Upon Ms. Bergman’s resignation, Mr. Phillip A. Bradley will serve as interim General Counsel, in addition to continuing to serve as interim Chief Compliance Officer. Mr. Bradley is currently a partner of McKenna Long & Aldridge LLP, a 450-attorney international law firm, where he is Co-Chair of the Litigation Department.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  November 5, 2008

DUANE READE HOLDINGS, INC.
By:	/s/ John K. Henry
Name: John K. Henry Title: Senior Vice President and Chief Financial Officer